EXHIBIT 12
                                   ----------

                          COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                 THREE MONTHS ENDED
                                                                                    DECEMBER 31,
 (in thousands)                                                                     2003         2002
 ----------------------------------------------------------------------------------------------------

 Income before taxes and cumulative effect of an accounting change              $235,940    $148,726
 Add fixed charges:
 Interest expense-excluding interest on deposits                                   7,676       3,876
 Interest expense-deposits                                                         1,142       1,807
 Interest factor on rent /1                                                        3,371       5,402
 ----------------------------------------------------------------------------------------------------
 Total fixed charges                                                              12,189      11,085
 ----------------------------------------------------------------------------------------------------

 ----------------------------------------------------------------------------------------------------
 Earnings before fixed charges and taxes on income                              $248,129    $159,811
 ----------------------------------------------------------------------------------------------------

 Ratio of earnings to fixed charges - including interest on deposits                20.4        14.4
 Ratio of earnings to fixed charges - excluding interest on deposits                22.4        17.0
 ----------------------------------------------------------------------------------------------------

/1   Interest factor on rent represents one-third of rental expense (the approximate portion of rental expense representing interest).
